Sub-item 77D(g)

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
SUPPLEMENT DATED DECEMBER 24, 2014
TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION OF QS BATTERYMARCH INTERNATIONAL EQUITY FUND

Effective December 24, 2014, the following information is replaced in the Prospectus as it appears in in the section titled "More on fund management."

QS Batterymarch Financial Management, Inc. ("Batterymarch" or the
"subadviser") provides the day-to-day portfolio management of the fund, except for the management of a certain portion of the fund's cash and short-term instruments.

Western Asset Management Company ("Western Asset") manages the portion of the fund's cash and short-term instruments allocated to it.


The following information replaces any information to the contrary in the Statement of Additional Information (the "SAI") in relation to the management of the fund's cash and short-term instruments:

As appropriate, references to "Western Asset" are amended to refer to "Western Asset or the adviser, as applicable."

Effective December 24, 2014, the following information replaces any information to the contrary in the SAI that appears in the section titled "The Fund's Manager and Investment Advisers- Investment Advisers":

Western Asset manages the portion of the fund's cash and short-term instruments allocated to it, pursuant to an agreement between the manager and Western Asset (the "Western Asset Agreement").